Exhibit 10.61

TEMPORARY LIVING EXPENSES AND RELOCATION EXPENSES AGREEMENT

This Temporary Living Expenses and Relocation Expenses Agreement (the “Agreement”) is entered into by and between Spansion LLC (“SPANSION”) and Dario Sacomani (“Executive”), effective January 1, 2008. Spansion and Executive are sometimes referred to here as the “Parties.” This Agreement incorporates, supersedes and replaces any and all other Relocation Expenses Agreements the Parties may have entered into.

1. Temporary Living Expenses. The Company agrees to pay Executive a lump sum payment gross payment of Five Thousand Dollars ($5000.00), less applicable withholdings, per month.

2. Relocation Expenses Program. SPANSION agrees to provide to Executive, and/or to designated third parties on behalf of Executive (“Designee”), certain Covered Relocation Expenses (“Relocation Expenses”) associated with Executive’s relocation in connection with his SPANSION employment. “Relocation Expenses” shall include only those expenses associated with the relocation benefits described on the enclosed “Relocation Highlights” sheet attached as Exhibit A to this Agreement, and/or those other expenses pre-approved in writing by appropriate SPANSION management, to the extent such expenses are consistent with the terms of this Agreement. The maximum Relocation Expenses Spansion will provide to Executive, and/or his Designee is the lesser of Executive’s actual Relocation Expenses and Three Hundred Fifty Thousand Dollars ($350,000.00). A final figure on the actual Relocation Expenses can be obtained from the Relocation Department once your relocation is complete.

3. Repayment of Relocation Expenses. Subject to subparagraph 2(c), below, Executive agrees to repay to SPANSION all or a prorated amount, depending on the date of termination of his/her SPANSION employment, of the Relocation Expenses received by Executive and Executive’s Designee, in the event Executive is no longer employed with SPANSION on any date within 24 months of the date Executive first notifies the Company in writing that he wishes to commence the Relocation Program. Executive agrees to repay Relocation Expenses to SPANSION as follows:

(a) If Executive’s SPANSION employment terminates within 12 months of the date Executive first notifies the Company in writing that he wishes to commence the Relocation Program, Executive agrees to repay 100% of the Relocation Expenses. If Executive’s SPANSION employment terminates after 12 full months from the date Executive first notifies the Company in writing that he wishes to commence the Relocation Program, but before 24 full months from that date, Executive agrees to repay the full amount of the Relocation Expenses, less 8.33% for each full month completed after the twelfth month. There is no pro-ration for a partial month.

(b) Time of Repayment. If Executive’s SPANSION employment terminates within 24 months from the date Executive first notifies the Company in writing that he wishes to commence the Relocation Program, Executive agrees to repay the Relocation Expenses, calculated according to subparagraph (a), above, by no later than the effective date of the termination of his employment. Any outstanding balance on such repayment is delinquent and immediately collectable the day following the effective date of termination.

(c) Forgiveness of Debt. SPANSION agrees to forgive Executive’s repayment debt in connection with Relocation Expenses where the debt arises based on Spansion’s termination of Executive’s employment for any reason other than for Good Cause, or based on Executive’s Resignation for Good Reason, in both cases as reasonably determined by Spansion. The Parties agree that the termination of Executive’s employment for any reason other than the ones stated in this subparagraph 2(c) are not conditions requiring forgiveness of this debt. For purposes of this paragraph 2(c), the terms “Cause” and “Good Reason” are defined as follows:

“Good Cause” shall mean (i) an act of personal dishonesty taken by the Executive in connection with his Spansion responsibilities, (ii) Executive’s conviction of, or plea of guilty or no contest to, any felony, (iii) an act by Executive that constitutes gross misconduct and that is injurious to Spansion, or (iv) Executive’s continued failure to substantially perform his Spansion responsibilities as reasonably determined by Spansion, including failure to follow a lawful directive of the Board of Directors or Chief Executive Officer of Spansion, following delivery to Executive of a written demand for such performance from Spansion that describes the basis for Spansion’s reasonable belief that Executive has not substantially performed his responsibilities.

“Resignation for Good Reason” shall mean Executive voluntarily resigns after the occurrence of any of the following without his express written consent: (i) a material reduction of Executive’s duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of Spansion being acquired and made part of another entity (e.g., when the Chief Operations Officer of Spansion remains as such following an acquisition of Spansion by another entity but is not made the Chief Operations Officer of the acquiring entity) shall not by itself constitute grounds for a “Resignation for Good Reason”; (ii) a reduction in Executive’s base salary of greater than ten percent (10%); or (iii) relocation of Executive to a facility or a location more than 45 miles from 915 Deguigne Avenue in Sunnyvale, CA.

4. No Guaranteed Employment. Nothing in this Agreement guarantees employment for any specified period of time.

5. Consent to Offset. Executive agrees that any repayment due SPANSION in connection with Relocation Expenses may be deducted to the extent permitted by law from any amounts due Executive from SPANSION at time of his employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions.

6. Termination. The Parties agree this Agreement is not for any specific period of time; they further agree the Company, at its sole option, may modify or discontinue payment of the Temporary Living Expenses and/or discontinue Executive’s eligibility for participation in the Relocation Expenses Program.

7. Acknowledgement; Voluntariness. Executive understands he has the right to discuss this Agreement with any individual, and that to the extent desired, he has availed himself of this opportunity; Executive also agrees he has carefully read and fully understands the provisions of this Agreement, and that he is voluntarily entering into it without any duress or pressure from SPANSION. Executive represents that no other statements, promises or commitments of any kind, written or oral, have been made to Executive by SPANSION to cause Executive to agree to the terms of this Agreement.

8. Severability. The Parties agree that should a provision of this Agreement be determined by a court to be unenforceable, the remainder of the Agreement shall remain binding in effect.

9. Integration. This Agreement constitutes the full and complete understanding of the Parties, and fully supersedes any and all prior agreements or understandings between the Parties, whether oral or written, including but not limited to the Relocation Expenses Agreement the parties entered into on March 16, 2006 (the “Prior Agreement”), on the subject covered in this Agreement. Accordingly, upon execution of this Agreement, the Prior Agreement is null and void.

DARIO SACOMANI		SPANSION

Signature:	/s/ Dario Sacomani	By:	/s/ Lisa Guadagna

		Its	VP, HR (Title)

Date: 5/2/08		Date:	5/7/08

EXHIBIT A

RELOCATION HIGHLIGHTS

Executive Relocation

for Dario Sacomani

Receipt of any of these benefits is contingent upon your review and execution of the Amended Relocation Expenses Agreement.

HOUSE HUNTING

•	Area Orientation and home finding assistance will be provided through local service provider

HOUSEHOLD GOODS SHIPMENT

It is your responsibility to read, understand, and comply with the carrier's policies and restrictions.

•	Pack, move, store (90 days maximum), deliver and unpack household goods

•	Shipment of two autos; storage not provided (SPANSION does not ship cars for intrastate moves)

•	Replacement value insurance to maximum $100,000 valuation

•	Exceptional items will be authorized at company's discretion

•	Reimbursement of reasonable actual expenses for shipment method other than van line, subject to prior company authorization

ENROUTE EXPENSES

•	Prepaid one-way coach/economy airfare for your spouse and your dependents, or

•	Mileage reimbursement for one auto at the corporate mileage rate plus bridge, ferry, tunnel and turnpike tolls

•	Reimbursement of lodging expenses incurred for reasonable accommodations as appropriate for number of family members

•	Days of travel computed as follows:

Air:	One day

Rail:	Actual schedule time and/or one day for a fraction of 24 hours

Auto:	One day for each 350 miles and/or one day for any remaining miles

TEMPORARY LIVING EXPENSES

•	Reimbursement for reasonable lodging expenses for you and your family for up to two weeks in Illinois or California during the time your household goods may be enroute.

INCIDENTAL ALLOWANCE

Payment of $10,000 will be paid to cover moving contingencies and expenses not covered under Spansion’s relocation policy.

This payment is subject to withholding for all federal and state taxes.

Please note that 401(k) contributions will not be taken from this payment

REAL ESTATE SALE

Marketing Assistance Program & Amended Value Program

Spansion offers you a comprehensive Real Estate Program that includes a Marketing Assistance/Amended Value Program. We offer this program to assist you with the home sale process, maximize the value of your home and to save both you and Spansion considerable tax costs because a third party is involved in the sale. The Marketing Assistance Program aids you in finding a buyer for your residence while the Amended Value Program provides a guaranteed offer to purchase your home.

IMPORTANT:

•	Before signing a listing agreement with a broker, please check with your program representative. This representative will be assigned once you contact Spansion’s Relocation Department.

•	Once a bona fide buyer for your property has been identified, notify your program representative immediately. You should not sign any contracts with the buyer.

Your Amended Value Company will relieve you of the need to attend closing, and will pay the normal non-recurring closing costs on the sale of the residence. As a result, these costs will be direct billed to Spansion and will not be added to your earnings or subject to tax assistance.

Eligibility:

To be eligible for the Program, your home must be a single-family or two-family residence, which is used as the principal residence. This includes a condominium, but does not include any of the following:

•	Cooperative apartments, mobile homes, or vacation property;

•	Income-producing property;

•	Any home in which you do not have clear title;

•	Any home built with hazardous materials or on a hazardous site;

•	Any home with excess acreage or on lots beyond what is normal and customary for the neighborhood.

Eligibility (continued):

If your home does not qualify under this program, you will need to close on your own with your real estate broker/agent and submit qualified closing expenses to Spansion for reimbursement.

Appraisals

Spansion will order two independent fee appraisals and a Realtor price opinion on the primary residence through the Relocation Management Firm. A third appraisal will be ordered if the first two appraisals exceed a 5% variance. You choose the appraisers from a list provided by the Relocation company and will receive copies of the written appraisals. Once the appraisals are received, they are averaged. A representative of the third party company will verbally communicate the average to you. (Average of the two closest in case of three appraisals.)

Marketing Period

Upon verbal receipt of appraised values, you will have 90 days to market the primary residence for sale. You must include the following exclusion clause in the listing agreement with a Realtor:

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The owners hereby reserve the right:

(a) To sell this property directly to designated relocation company at any time and in such event to cancel this Agreement with no obligation for commission or continuation of the listing thereafter; or

(b) To assign or forward any acceptable written offer hereunto the designated relocation company for closing with payment of commission being the obligation of the designated relocation company, the commission being earned at successful closing of the home.

Home Sale Incentive

A 5% incentive of the closing sale price (to a maximum payment of $20,000) will be paid to you within 30 days after closing if sale is secured within 45 days of verbal receipt of appraised values. If a sale is secured within 46—90 days, a 2.5% incentive will be paid. Spansion provides the incentive to give you flexibility to negotiate on sale price, pay part or all of the buyer’s closing costs, pay a Realtor bonus or provide whatever incentive is necessary to effect a sale. The incentive is payable only in the event of a successful close of escrow. Payment is considered income and is subject to tax assistance.

The Relocation Company Purchase (Regular Acquisition)

If you are unable to secure a buyer during the 90 day marketing period, the Relocation Company will purchase your home on the 91st day under the following conditions:

I.	Purchase price options

A.	Purchase price at 100% of the average appraised value if:

1.	The listing price in the initial 45 day marketing period was equal to or less than 105% of the average appraised value AND

2.	The listing price in the 46-90 day marketing period was equal to or less than 100% of the average appraised value.

II.	Home purchase on the 91st day is absolutely contingent upon your listing price being equal to or less than 100% of the average appraised value during the 46-90 day marketing period. (But if I understand “B” correctly, it says we would just purchase it for less. Let’s discuss.)

III.	Home purchase by the Relocation Company is not subject to an incentive payment to you.

Equity Disbursement: Your equity is calculated based on the amended value or third party purchase price less, but not limited to, the following: outstanding loans and mortgage interest, liens, taxes, insurance, inspection, and/or repair expenses and any incentive payable to a Realtor or purchaser. Prorations will be calculated using the contract date with the Relocation Company or vacating date, whichever occurs later.

REAL ESTATE PURCHASE

Reimbursement of actual normal non-recurring closing costs. Loan origination fees (points) will be reimbursed in accordance with the current fee schedule effective the day the mortgage interest rate is locked and based on full reinvestment of equity from the former residence.

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Private mortgage insurance (PMI) is not subject to reimbursement. Spansion will cover points based on a sliding scale as presented in the criteria below:

APR	Origination Fee	Discount Points
8.00% or lower	1%	1%
8.01% to 10.00%	1%	2%
10.00% or higher	1%	2.5%

SPOUSAL EMPLOYMENT

Reimbursement of professional fees and reasonable expenses incurred by spouse to obtain local employment to a maximum $1000.

TAX ASSISTANCE

The Internal Revenue Service treats most relocation reimbursements as taxable income. Spansion will provide tax assistance for federal and state income taxes on most non-deductible relocation expenses. The assistance provided is based on the tax bracket determined by your Spansion base salary, less the standard deduction and your personal exemptions. The resulting bracket percent is then applied to the value of the benefit and credited to your taxes paid via the Payroll process. Please note that this is assistance only and not a full tax gross-up. You are responsible for paying any tax incurred on the tax benefit itself.

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Non-taxable moving expenses include the cost of shipping household goods and cost of enroute travel and lodging for one trip to a new location. Non-taxable moving expenses are reported as a fringe benefit (Box 12 of the W-2) but NOT included in gross wages. (Note: The cost of moving household goods paid directly to the carrier is an exception and not reportable on the W-2.)

•	All other expenses are taxable, are included in the W-2 as gross wages, and are subject to FICA and Medicare withholding.

ADMINISTRATION

•	Application of benefits will be determined by the Relocation Department. All arrangements and benefit coordination will be handled through the Relocation Department.

•	To be eligible for this Relocation Program, you are required to execute a Relocation Expenses Agreement that specifies your repayment obligation. See Relocation Expenses Agreement for details

•	The provision for payment or reimbursement of expenses will only occur in such cases where the expense is actually incurred.

•	An employee's entitlement to receive relocation benefits is contingent upon the employee's continued employment status through the date of payment for such benefits.

•	Relocation must be completed by six months from the earlier of the date you first list your current home for sale and the date you and your family move out of the home.

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